Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Highland Acquisition Corporation (the “Company”) on Form S-1, of our report dated May 23, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Highland Acquisition Corporation as of May 11, 2016 and for the period from April 25, 2016 (inception) through May 11, 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 23, 2016